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                                                                      EXHIBIT 12
                        DOBSON COMMUNICATIONS CORPORATION
             DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES
             AND DEFICIENCY OF EARNINGS AVAILABLE TO COVER COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
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                           FOR THE       FOR THE      FOR THE       FOR THE         FOR THE     FOR THE THREE   FOR THE THREE
                          YEAR ENDED    YEAR ENDED   YEAR ENDED    YEAR ENDED     YEAR ENDED    MONTHS ENDED    MONTHS ENDED
EARNINGS:                    1996          1997         1998          1999           2000      MARCH 31, 2000  MARCH 31, 2001
--------------------   ------------------------------------------------------------------------------------------------------
                                                       ($ IN THOUSANDS)
Loss from continuing
  operations               (1,225)     (15,716)      (23,285)      (61,080)      (124,453)       (22,118)        (44,069)
Income tax benefit           (593)      (3,625)      (11,469)      (37,436)       (45,864)        (9,976)        (15,122)
Minority interests            675        1,693         2,487         3,308          5,102          1,061           1,818
Loss from joint venture         -            -             -             -         49,622          5,841          19,346
                       ------------------------------------------------------------------------------------------------------
   Pre tax income
   before adjustments
   from minority interests
   and joint venture       (1,143)     (17,648)      (32,267)      (95,208)      (115,593)       (25,192)        (38,027)
Minority Interests with
   no fixed charges          (675)      (1,693)       (2,487)       (3,308)        (5,102)        (1,061)         (1,818)
Interest expense, net       4,284       27,640        38,979       109,509        151,895         31,191          43,089
Amortization of
  deferred financing          402        1,075         1,965         6,365          9,631          2,066           2,728
                       ------------------------------------------------------------------------------------------------------
      Earnings              2,868        9,374         6,190        17,358         40,831          7,004           5,972
                       ======================================================================================================
FIXED CHARGES AND
PREFERRED DIVIDENDS:
--------------------
Interest expense            4,284       27,640        38,979       109,509        151,895         31,191          43,089
Amortization of
  deferred financing          402        1,075         1,965         6,365          9,631          2,066           2,728
                       ------------------------------------------------------------------------------------------------------
   Subtotal-Fixed
     Charges                4,686       28,715        40,944       115,874        161,526         33,257          45,817
Preferred dividends           849        2,603        23,955        69,477        126,686         75,408          19,490
                       ------------------------------------------------------------------------------------------------------
   # Total fixed
     charges and
     preferred
     dividends              5,535       31,318        64,899       185,351        288,212        108,665          65,307
                       ======================================================================================================
Ratio of earnings to
  fixed charges              (1)          (2)           (3)           (4)            (5)            (6)             (7)
Ratio of earnings to
  combined fixed charges
  and preferred dividends    (8)          (9)           (10)          (11)           (12)           (13)            (14)

(1) Earnings were insufficient to cover fixed charges by $1,818

(2) Earnings were insufficient to cover fixed charges by $19,341

(3) Earnings were insufficient to cover fixed charges by $34,754

(4) Earnings were insufficient to cover fixed charges by $98,516

(5) Earnings were insufficient to cover fixed charges by $120,695

(6) Earnings were insufficient to cover fixed charges by $26,253

(7) Earnings were insufficient to cover fixed charges by $39,845

(8) Earnings were insufficient to cover combined fixed charges and preferred dividends by $2,667

(9) Earnings were insufficient to cover combined fixed charges and preferred dividends by $21,944

(10) Earnings were insufficient to cover combined fixed charges and preferred dividends by $58,709

(11) Earnings were insufficient to cover combined fixed charges and preferred dividends by $167,993

(12) Earnings were insufficient to cover combined fixed charges and preferred dividends by $247,381

(13) Earnings were insufficient to cover combined fixed charges and preferred dividends by $101,661

(14) Earnings were insufficient to cover combined fixed charges and preferred dividends by $59,335
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